Exhibit 10.2

TAX RECEIVABLE AGREEMENT

between

EXETER FINANCE CORPORATION

and

THE PERSONS NAMED HEREIN

Dated as of [●], [●]

Exhibit 10.2

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”) is dated as of [●], [●], and is between Exeter Finance Corporation, a Delaware corporation (including any successor corporation, the “Corporate Taxpayer”), each of the undersigned parties, and each of the other persons from time to time party hereto (each such party other than the Corporate Taxpayer and the Continuing Common A Owners Representative (as defined below), a “TRA Party” and together the “TRA Parties”).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold limited liability company interests (the “Units”) in Exeter Finance LLC, a Delaware limited liability company (“OpCo”), which is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporate Taxpayer is the managing member of OpCo, and holds and will hold, directly and/or indirectly, Units;

WHEREAS, the Units held by the TRA Parties may be exchanged for Class A common stock (the “Class A Shares”) of the Corporate Taxpayer, in accordance with and subject to the provisions of the LLC Agreement (as defined below);

WHEREAS, OpCo currently has and will have in effect an election under section 754 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which a taxable acquisition (including a deemed taxable acquisition under section 707(a) of the Code) of Units by the Corporate Taxpayer from any of the TRA Parties for Class A Shares or other consideration (an “Exchange”) occurs;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the Corporate Taxpayer may be affected by the Basis Adjustments (as defined below) and the Imputed Interest (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of the Corporate Taxpayer;

WHEREAS, Exchanges by the TRA Parties and payments in respect of Tax savings related to such Exchanges are expected to result in Tax savings for the Corporate Taxpayer; and

WHEREAS, the Corporate Taxpayer may achieve Tax savings as a result of becoming entitled to Blocker Attributes of the Blocker pursuant the Blocker Merger (each as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means the sum of (i) the actual liability for Taxes of the Corporate Taxpayer as reported on its U.S. federal income Tax Return for a given Taxable Year and (ii) the product of the amount of the U.S. federal income or gain for such Taxable Year reported on the Corporate Taxpayer’s U.S. federal income Tax Return and the Blended Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Preamble to this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under sections 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of an Exchange and the payments made pursuant to this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blended Rate” means, with respect to any Taxable Year, the sum of the effective rates of tax imposed on the aggregate net income of the Corporate Taxpayer in each state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the effective rate in any state or local jurisdiction being equal to the product of: (i) the apportionment factor on the income or franchise Tax Return filed by the Corporate Taxpayer in such jurisdiction for such Taxable Year, and (ii) the maximum applicable corporate tax rate in effect in such jurisdiction in such Taxable Year.

“Blocker” means BCP VI Exeter Feeder Fund LP, a Delaware limited partnership.

“Blocker Attributes” means, without duplication, the net operating losses, capital losses, charitable deductions, foreign tax credits and AMT credit carryforwards that the Corporate Taxpayer is entitled to utilize as a result of the Blocker Merger that relate to periods (or portions thereof) prior to such Blocker Merger; provided, however, that in order to determine whether any such Tax attributes are Blocker Attributes, the Taxable Year of the Corporate Taxpayer that includes the effective date of the Blocker Merger shall be deemed to end as of the close of such effective date. For the avoidance of doubt, the term “Blocker Attributes” shall not include any Tax attribute of the Blocker that is used to offset Taxes of such Blocker, if such offset Taxes are attributable to taxable periods (or portion thereof) ending on or prior to the date of the Blocker Merger.

“Blocker Interest Amount” has the meaning set forth in Section 3.1(c) of this Agreement.

“Blocker Merger” means the merger of the Blocker with and into the Corporate Taxpayer, with the Corporate Taxpayer surviving.

“Blocker Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Blocker-Attribute Tax Liability over the Non-Stepped-Up Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Blocker Realized Tax Benefit unless and until there has been a Determination.

“Blocker Tax Benefit” has the meaning set forth in Section 3.1(c) of this Agreement.

“Blocker Tax Benefit Payment” has the meaning set forth in Section 3.1(c) of this Agreement.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the consummation of any transaction resulting in the occurrence of any of the following events:

(i) any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) a group of Persons in which one or more Affiliates of Permitted Investors, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Continuing Common A Owners” means the equity holders of the Blocker immediately prior to the Blocker Merger.

“Continuing Common A Owners Representative” means Blackstone Management Associates VI-NQ LLC, a Delaware limited liability company.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” is defined in the Preamble to this Agreement; provided that the term “Corporate Taxpayer” shall include any company that is a member of any consolidated tax return of which Exeter Finance Corporation is the common parent, where appropriate.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Cumulative Blocker Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Blocker Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year. The Blocker Realized Tax Benefit for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of 6.5% or LIBOR plus 100 basis points.

“Exchange” is defined in the Recitals of this Agreement.

“Exchange Basis Schedule” is defined in Section 2.1 of this Agreement.

“Exchange Date” means the date of any Exchange.

“Exchange Notice” means a notice delivered pursuant to Section 7.05 of the LLC Agreement.

“Expert” is defined in Section 7.9 of this Agreement.

“Imputed Interest” in respect of a TRA Party or a Continuing Common A Owner shall mean any interest imputed under sections 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party or Continuing Common A Owner under this Agreement. For the avoidance of doubt, Imputed Interest in respect of a TRA Party or a Continuing Common A Owner shall be computed based on the sum of the Net Tax Benefit and Interest Amount payable to such TRA Party or the Blocker Net Tax Benefit and Blocker Interest Amount payable to such Continuing Common A Owner, respectively.

“IPO” means the initial public offering of Class A Shares by the Corporate Taxpayer.

“IPO Date” means the closing date of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.

“LLC Agreement” means, with respect to OpCo, the Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as amended from time to time.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Non-Blocker-Attribute Federal Tax Liability” means, with respect to any Taxable Year, the hypothetical liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer, in each case using the same methods, elections, conventions and similar practices used on the relevant Tax Return of the Corporate Taxpayer, but (a) without taking into account Blocker Attributes, if any, (b) using the Non-Stepped-Up Tax Basis as reflected on the Exchange Basis Schedule including amendments thereto for the Taxable Year, (c) excluding any deduction attributable to Imputed Interest for the Taxable Year and (d) deducting the Non-Blocker-Attribute State/Local Tax Liability (rather than any amount for state or local tax liabilities). For the avoidance of doubt, Non-Blocker-Attribute Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Basis Adjustment, Blocker Attributes, Imputed Interest, or any deduction in respect of the Non-Blocker-Attribute State/Local Tax Liability, as applicable.

“Non-Blocker-Attribute State/Local Tax Liability” means, with respect to any Taxable Year, the U.S. federal taxable income determined in connection with calculating the Non-Blocker-Attribute Federal Tax Liability for such Taxable Year (determined without regard to clause (d) thereof) multiplied by the Blended Rate for such Taxable Year.

“Non-Blocker-Attribute Tax Liability” means, with respect to any Taxable Year, the Non-Blocker-Attribute Federal Tax Liability for such Taxable Year, plus the Non-Blocker-Attribute State/Local Tax Liability for such Taxable Year.

“Non-Stepped-Up Federal Tax Liability” means, with respect to any Taxable Year, the hypothetical liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer, in each case using the same methods, elections, conventions and similar practices used on the relevant Tax Return of the Corporate Taxpayer, but (a) using the Non-Stepped-Up Tax Basis as reflected on the Exchange Basis Schedule including amendments thereto for the Taxable Year, (b) excluding any deduction attributable to Imputed Interest in respect of an Exchange for the Taxable Year and (c) deducting the Non-Stepped-Up State/Local Tax Liability (rather than any amount for state or local tax liabilities). For the avoidance of doubt, Non-Stepped-Up Federal Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Basis Adjustment, Blocker Attributes, Imputed Interest or any deduction in respect of the Non-Stepped-Up State/Local Tax Liability, as applicable.

“Non-Stepped-Up State/Local Tax Liability” means, with respect to any Taxable Year, the U.S. federal taxable income determined in connection with calculating the Non-Stepped-Up Federal Tax Liability for such Taxable Year (determined without regard to clause (c) thereof) multiplied by the Blended Rate for such Taxable Year.

“Non-Stepped-Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Non-Stepped-Up Tax Liability” means, with respect to any Taxable Year, the Non-Stepped-Up Federal Tax Liability for such Taxable Year, plus the Non-Stepped-Up State/Local Tax Liability for such Taxable Year.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Investors” means investment funds managed by The Blackstone Group L.P. or any of their Affiliates.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a member) or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which sections 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped-Up Tax Liability over the Actual Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer, over the Non-Stepped-Up Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership, disregarded entity or grantor trust (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships, disregarded entities or grantor trusts) for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Exchange Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party” is defined in the Preamble to this Agreement.

“TRA Party Representative” means, initially, Blackstone Capital Partners VI NQ-E L.P., a Delaware limited partnership, and thereafter, that TRA Party or committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments hereunder if all TRA Parties had fully Exchanged their Units for Class A Shares or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” is defined in the Recitals of this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) any Blocker Attributes or loss carryovers generated by deductions arising from Basis Adjustments or Imputed Interest will be used by the Corporate Taxpayer on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such Blocker Attributes or loss carryovers or (y) the fifth (5th) anniversary of the Early Termination Date, (3) the U.S. federal, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factor applicable in such Taxable Year, (4) any non-amortizable assets will be disposed of on the fifteenth (15th) anniversary of the applicable Basis Adjustment and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided that in the event of a Change of Control that includes the taxable disposition of any non-amortizable assets, such non-amortizable assets shall be deemed disposed of at the time of such disposition in the Change of Control (if earlier than such fifteenth (15th) anniversary or twelve (12) month period), (5) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date and (6) payments required to be made during such Taxable Year will be deemed made one hundred twenty-five (125) days after the due date (with extensions) of the U.S. federal income tax return of the Corporate Taxpayer filed during such Taxable Year.

Section 1.2 Rules of Construction. Unless otherwise specified herein:

(a)	The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv) The term “including” is by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Unless otherwise expressly provided herein, (i) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (ii) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Basis Schedules. Within ninety (90) calendar days after the due date (with extensions) of the U.S. federal income tax return of the Corporate Taxpayer for each Taxable Year in which an Exchange has been effected by any TRA Party, the Corporate Taxpayer shall deliver to such TRA Party a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement (i) the Non-Stepped-Up Tax Basis of the Reference Assets in respect of such TRA Party as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets in respect of such TRA Party as a result of the Exchanges effected in such Taxable Year by such TRA Party, calculated in the aggregate, (iii) the period (or periods) over which the Reference Assets in respect of such TRA Party are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment in respect of such TRA Party is amortizable and/or depreciable.

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the due date (with extensions) of the U.S. federal income tax return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit, a Blocker Realized Tax Benefit or a Realized Tax Detriment in respect of a TRA Party (or a Continuing Common A Owner), the Corporate Taxpayer shall provide to such TRA Party (or, in the case of a Continuing Common A Owner, the Continuing Common A Owners Representative) a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment or Blocker Tax Benefit Payment in respect of such TRA Party or Continuing Common A Owner for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit, Blocker Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments, any Blocker Attributes and Imputed Interest, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax items attributable to the Blocker Attributes, Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Blocker Attributes, Basis Adjustments or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) all Tax Benefit Payments attributable to the Basis Adjustments (other than Imputed

Interest) will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate, (iii) all Blocker Tax Benefits Payments (other than Imputed Interest) will be treated as subsequent upward purchase price adjustments in the Blocker Merger and (iv) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment or Blocker Tax Benefit Payment that must be accounted for as Imputed Interest.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party or the Continuing Common A Owners Representative, as the case may be, an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party or the Continuing Common A Owners Representative, as the case may be, supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party or the Continuing Common A Owners Representative, as the case may be, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (y) allow such TRA Party or the Continuing Common A Owners Representative, as the case may be, reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party or the Continuing Common A Owners Representative, as the case may be, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule that is delivered to a TRA Party or the Continuing Common A Owners Representative, as the case may be, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability of the Corporate Taxpayer, the Non-Stepped-Up Tax Liability and the Non-Blocker-Attribute Tax Liability, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties and the Continuing Common A Owners Representative are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). The TRA Party Representative or the Continuing Common

A Owners Representative, as the case may be, will fairly represent the interests of each of the TRA Parties or the Continuing Common A Owners, as the case may be, and shall timely raise and pursue, in accordance with this Section 2.3(a), any reasonable objection to a Schedule or amendment thereto timely communicated in writing to the TRA Party Representative by a TRA Party or to the Continuing Common A Owners Representative by a Continuing Common A Owner, as the case may be.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party or the Continuing Common A Owners Representative, as the case may be, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, Blocker Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit, Blocker Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party or the Continuing Common A Owners Representative, as the case may be, within sixty (60) calendar days of the occurrence of a material event referenced in clauses (i) through (v) of the preceding sentence. The Corporate Taxpayer shall provide any Amended Schedules resulting from other events referenced in the first sentence of Section 2.3(b) to each TRA Party or the Continuing Common A Owners Representative, as the case may be, within ninety (90) calendar days after the due date (with extensions) of the U.S. federal income tax return of the Corporate Taxpayer for the year in which such event occurs.

(c) Payments made under this Agreement to the Continuing Common A Owners shall be treated as additional consideration pursuant to the Blocker Merger.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to a TRA Party or the Continuing Common A Owners Representative, as the case may be, becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay, as the case may be, such TRA Party or the Continuing Common A Owners Representative, which shall pay to the applicable Continuing Common A Owner, for such Taxable Year (i) the Tax Benefit Payment determined pursuant to Section 3.1(b) that is allocable to such TRA Party, and/or (ii) the Blocker Tax Benefit Payment determined pursuant to Section 3.1(c) that is allocable to such Continuing Common A Owner. Each such Tax Benefit Payment or Blocker Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party or the Continuing Common A Owners Representative, as the case may be, to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party or the Continuing Common A Owners Representative, as the case may be. For the avoidance of doubt, (x) no Tax Benefit Payment or Blocker Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments and (y) the payments provided for pursuant to clause (i) of the above sentence shall be computed separately for each Exchange. Notwithstanding anything to the contrary in this Agreement, unless a TRA Party notifies the Corporate Taxpayer otherwise on or prior to the date of the Exchange, or specifies a different stated maximum selling price, including, in each case, in connection with its Exchange Notice, the stated maximum selling price (within the meaning of Treasury Regulations section 15A.453-1(c)(2)) with respect to any Exchange by such TRA Party shall not exceed [•] of the amount of the initial consideration received in connection with such Exchange (which initial consideration, for the avoidance of doubt, shall include the amount of any cash and the fair market value of any Class A Shares received in such Exchange and shall exclude the fair market value of any Tax Benefit Payments) and the amount of the initial consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is allocable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Units in Exchanges, unless otherwise required by law. Subject to Section 3.3(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under clause (i) of the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Tax Return of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a). The Tax Benefit Payment and portion treated as Imputed Interest shall be determined separately with respect to each Exchange, on a Unit-by-Unit basis by reference to the resulting Basis Adjustment to the Corporate Taxpayer.

(c) A “Blocker Tax Benefit Payment” in respect of a Continuing Common A Owner for a Taxable Year, means an amount, not less than zero, equal to the sum of the portion of the Blocker Net Tax Benefit that is allocable to such Continuing Common A Owner and the Blocker Interest Amount with respect thereto. Subject to Section 3.3(a), the “Blocker Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Blocker Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under clause (ii) of the first sentence of Section 3.1(a) (excluding payments attributable to Blocker Interest Amounts); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Blocker Tax Benefit Payment. The “Blocker Interest Amount” shall equal the interest on the Blocker Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Tax Return of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a).

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3 Pro Rata Payments.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of the Corporate Taxpayer with respect to the Blocker Attributes, the Basis Adjustments or Imputed Interest, as such terms are defined in this Agreement, is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit or the Blocker Net Tax Benefit for the Corporate Taxpayer shall be allocated among all parties eligible for a Tax Benefit Payment (in the case of the Net Tax Benefit) or Blocker Tax Benefit Payment (in the case of the Blocker Net Tax Benefit) under this Agreement in proportion to the amounts of Net Tax Benefit and Blocker Net Tax Benefit, respectively, that would have been allocated to each party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b) After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments and Blocker Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer, the TRA Parties and the Continuing Common A Owners Representative agree that no Tax Benefit Payment or Blocker Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments and Blocker Tax Benefit Payments in respect of prior Taxable Years have been made in full.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and the Continuing Common A Owners Representative and with respect to all of the Units held by the TRA Parties at any time by paying to each TRA Party and the Continuing Common A Owners Representative the Early Termination Payment in respect of such TRA Party or the Continuing Common A Owners Representative, as the case may be; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties and the Continuing Common A Owners Representative, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties, the Continuing Common A Owners Representative or the Corporate Taxpayer shall have any further payment obligations under this

Agreement, other than for any (1) Tax Benefit Payment or Blocker Tax Benefit Payment due and payable and that remains unpaid as of the Early Termination Notice, (2) Tax Benefit Payment or Blocker Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement and (3) Tax Benefit Payment or Blocker Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (2) or clause (3) is included in the Early Termination Payment).

(b) In the event that there occurs a Change in Control or the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the U.S. Bankruptcy Code or otherwise or (2) (A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach, as applicable, and shall include, but not be limited to, (I) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach, as applicable, (II) any Tax Benefit Payment or Blocker Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change in Control or breach, as applicable, (III) any Tax Benefit Payment or Blocker Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement and (IV) any Tax Benefit Payment or Blocker Tax Benefit Payment in respect of any TRA Party or the Continuing Common A Owners Representative due for the Taxable Year ending with or including the date of such Change in Control or breach, as applicable; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing (other than as set forth in subsection (2) above), in the event that there occurs a Change in Control or the Corporate Taxpayer breaches its material obligations under this Agreement, each TRA Party and the Continuing Common A Owners Representative shall be entitled to elect to receive the amounts set forth in clauses (I), (II), (III) and (IV) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment in the Corporate Taxpayer’s sole judgment exercised in good faith; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which OpCo or any of its Subsidiaries is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party and the Continuing Common A Owners Representative notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party and the Continuing Common A Owners Representative. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties and the Continuing Common A Owners Representative are treated as having received such Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, (i) within thirty (30) calendar days after such date provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) days after the conclusion of the Reconciliation Procedures. The TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, will fairly represent the interests of each of the TRA Parties or the Continuing Common A Owners, as the case may be, and shall timely raise and pursue, in accordance with this Section 4.2, any reasonable objection to an Early Termination Schedule or amendment thereto timely communicated in writing to the TRA Party Representative by a TRA Party or to the Continuing Common A Owners Representative by a Continuing Common A Owner, as the case may be.

Section 4.3 Payment upon Early Termination.

(a) Within three (3) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to the TRA Party and the Continuing Common A Owners Representative an amount equal to the Early Termination Payment in respect of such TRA Party or the Continuing Common A Owners Representative, as the case may be. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Party or the Continuing Common A Owners Representative, as the case may be, or as otherwise agreed by the Corporate Taxpayer and such TRA Party or Continuing Common A Owners Representative, as the case may be.

(b) “Early Termination Payment” in respect of a TRA Party or the Continuing Common A Owners Representative, as the case may be, shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments or Blocker Tax Benefit Payments in respect of such TRA Party or the Continuing Common A Owners Representative, as the case may be, that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party or the Continuing Common A Owners Representative, as the case may be, are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Blocker Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Parties or the Continuing Common A Owners Representative under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties or the Continuing Common A Owners Representative, as the case may be, and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Blocker Tax Benefit Payment or Early Termination Payment not made to the TRA Parties or Continuing Common A Owners Representative when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Blocker Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, and except as provided in Article V of the LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, of, and keep the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of a TRA Party or the Continuing Common A Owners Representative, as the case may be, under this Agreement, and shall provide to the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.2 Consistency. The Corporate Taxpayer, the TRA Parties and the Continuing Common A Owners Representative agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment or Blocker Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to) use reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties and the Continuing Common A Owners Representative under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the TRA Parties and the Continuing Common A Owners Representative shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party or the Continuing Common A Owners Representative, as the case may be, for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Exeter Finance Corporation

222 W. Las Colinas Blvd., Suite 1800

Irving, Texas 75039

Attention: [●]

Fax: [●]

Email: [●]

with a copy to:

Exeter Finance Corporation

222 W. Las Colinas Blvd., Suite 1800

Irving, Texas 75039

Attention: [●]

Fax: [●]

Email: [●]

If to the TRA Parties or the Continuing Common A Owners Representative, to the respective addresses, fax numbers and email addresses set forth in the records of OpCo.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) Without obtaining the consent of any TRA Party or other Person, each TRA Party and the Continuing Common A Owners Representative may assign any of their rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the parties hereunder who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties and the Continuing Common A Owners Representative hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party or the Continuing Common A Owners Representative pursuant to this Agreement since the date of such most recent Exchange); provided that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties or the Continuing Common A Owners Representative receive under this Agreement unless such amendment is consented in writing by such TRA Parties or the Continuing Common A Owners Representative disproportionately affected who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties or the Continuing Common A Owners Representative disproportionately affected hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party or the Continuing Common A Owners Representative pursuant to this Agreement since the date of such most recent Exchange). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of Section 7.8(a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.8(b), each TRA Party and the Continuing Common A Owners Representative (i) expressly consents to the application of Section 7.8(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such TRA Party and the Continuing Common A Owners Representative for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party or the Continuing Common A Owners Representative of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party or Continuing Common A Owners Representative in any such action or proceeding.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 7.8(c) have a reasonable relation to this Agreement and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.8(c)(i) and such parties agree not to plead or claim the same.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, are unable to resolve a disagreement with respect to the matters governed by Sections 2.3 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, or other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the position of the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, in which case the Corporate Taxpayer shall reimburse the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the TRA Party Representative or the Continuing Common A Owners Representative, as the case may be, shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties or the Continuing Common A Owners Representative, as the case may be, and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Blocker Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If OpCo or any entity that is obligated to make a Tax Benefit Payment, Blocker Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to section 1501 of the Code or any corresponding provisions of state, local or foreign law (including as a result of any series of transactions or acts), such entity, for purposes of calculating the amount of any Tax Benefit Payment, Blocker Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the gross fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12 Confidentiality.

(a) Each TRA Party and the Continuing Common A Owners Representative and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process (including filing a copy of this Agreement as an exhibit to filings made with the Securities and Exchange Commission) or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo and its Affiliates and successors of the TRA Party or the Continuing Common A Owners

Representative, learned by the TRA Party or the Continuing Common A Owners Representative, as the case may be, heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a TRA Party or a Continuing Common A Owner to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party, the Continuing Common A Owners Representative and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such TRA Party or the Continuing Common A Owners Representative, as the case may be, relating to such tax treatment and tax structure.

(b) If a TRA Party, the Continuing Common A Owners Representative or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries, the TRA Parties or the Continuing Common A Owners Representative and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party, provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

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IN WITNESS WHEREOF, the Corporate Taxpayer, each TRA Party and the Continuing Common A Owners Representative have duly executed this Agreement as of the date first written above.

Corporate Taxpayer:

Exeter Finance Corporation

By:

Name: Jason Grubb
Title: Chief Executive Officer

TRA Parties:

[●]

Continuing Common A Owners Representative:

[●]

[Signature Page – Exeter Tax Receivable Agreement]